Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Exec. VP-CFO

SPORT CHALET ANNOUNCES REVIEW OF ACCOUNTING FOR LEASES

Los Angeles, California – (May 16, 2005) — Sport Chalet, Inc. (Nasdaq: SPCH) today announced that, as a result of a clarification issued by the Securities and Exchange Commission (“SEC”) on February 7, 2005 affecting many retail companies, the Company has reviewed and corrected its lease accounting practices to (a) treat construction allowances from landlords as deferred rent liabilities instead of a reduction in fixed assets and capital expenditures, (b) revise the amortization period for leasehold improvements in certain situations, and (c) commence expensing of rent at the date the Company occupies the leased premises (generally for the build-out period) rather than the date of the store opening. Based on this review, the Company expects to restate its previously filed annual and quarterly financial statements as applicable.

The effect on the Company’s previously released Consolidated Statements of Income will be an increase in net income of $97,000 for the fiscal year ended March 31, 2004, and a reduction of net income of $117,000 and $353,000 for the fiscal years ended March 31, 2003 and March 31, 2002, respectively. The impact on previously released earnings per share is expected to be an increase of $0.01 for the fiscal year ended March 31, 2004, and a reduction in earnings per share of $0.02 and $0.05 for the fiscal years ended March 31, 2003 and March 31, 2002, respectively. The restatement of previously issued consolidated financial statements will not have an impact on total net cash flows during any of the periods amended.

The Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 and in the Company’s Quarterly Reports on Forms 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004, should no longer be relied upon. For additional information, refer to Form 8-K filed concurrently with this press release.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full-service specialty sporting goods superstores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the preliminary status of the change and effect of the Company’s lease accounting as described above, the possibility that the Company’s independent auditors may identify additional issues or other considerations while they complete their review of the Company’s financial statements, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans in Northern California and Arizona and maintaining its competitive position in Southern California, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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